Exhibit 99.1

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

SIMPLE TECH

Moderator: Mitch Gellman

May 14, 2007

3:30 pm CT

Operator:	Good afternoon. My name is (Lynn) and I will be your conference operator today. At this time, I would like to welcome everyone to the STEC Q1 2007 Earnings Conference Call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.

If you would like to withdraw your question, press star then the number 2 on your telephone keypad. Thank you.

I will now turn the conference over to Mr. Mitch Gellman, Vice President of Investor Relations. Please go ahead, sir.

Mitch Gellman:

Okay, thank you. Welcome everyone. Thanks for joining us today for our Q1 2007 Earnings Conference Call. With me for today’s discussion and Q & A session are Chairman and CEO, Manouch Moshayedi, and Chief Financial Officer and Director, Dan Moses.

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

Various comments about the Company’s future expectations, plans, prospects made during today’s Earnings Conference Call — including the question and answer session — constitute forward looking statements within the meaning of Section 27a of the Securities Act of 1933 as amended, and Section 21e of the Securities Act of 1934 as amended.

Those statements are based on management’s current expectations. These forward looking statements entail various significant risks and uncertainties that could cause our actual results to differ materially from those expressed in such forward looking statements.

The risks and uncertainties are detailed under risk factors in filings with the Securities and Exchange Commission made from time to time by us — including our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K including Form 8-K filed earlier today. The filings are available under the category SEC Filings in the Investors section at our Web site www.stec-inc.com.

Forward looking statements in this teleconference are generally identified by words such as believes, anticipates, expects, intend, may, will and other similar expressions. However, these words are not the only way we identify forward looking statements.

In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward looking statements. Listeners are cautioned not to place undue reliance on these forward looking statements, which represents our views today only as of today.

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

While we may elect to update forward looking statements at some point in the future, we specifically disclaim any obligation to do so — even if our estimates change. And therefore you should not rely on these forward looking statements as representing our views as of any date subsequent to today.

Thank you very much again for joining us for this call, and the discussion and Q & A session that will follow. And now it is my pleasure to turn the call over to Dan Moses, our Chief Financial Officer. Dan?

Dan Moses:	Thank you, Mitch. Welcome everyone.

In the first quarter of 2007, we faced strong headwinds in terms of significant component price declines that affected our entire industry — as well as the need to work through an inventory build-up at one of our major DRAM customers. However, we continue to execute on our strategic initiatives and are very optimistic about our SSD product prospects — especially our ZeusIOPS product line.

We continue to make significant progress towards completing our Malaysia facility, which is expected to lower production cost and reduce our future effective income tax rate. Further, we achieved one of our major strategic initiatives during the first quarter of 2007 to divest our consumer division.

In our earnings release issued earlier today, we outlined in detail our current operating environment and our short term and long term objectives. So I’ll go through the usual financial details and then we can open it up for the Q & A.

For the first quarter of 2007 on a continuing operations basis, revenues by product line were as follows — non-stacked DRAM memory was $11.0 million or 23% of total revenues. Flash memory was $24.1 million or

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

51% of total revenues. Stacked DRAM memory was $11.2 million or 24% of total revenues, and manufacturing and testing services revenue was $.9 million or 2% of our total revenues. International sales comprised 20.8% of our total revenues in the first quarter of 2007.

Average sale prices decreased to $39 per unit in the first quarter of 2007 compared to $45 per unit in the fourth quarter of 2006. Average shipment density for our memory products decreased from 1.2 gigabytes in the fourth quarter of 2006 to 859 megabytes in the first quarter of 2007. We shipped 1.2 million total units in the first quarter of 2007 compared to 1.4 million units shipped for the OEM division in the prior quarter.

Now I’ll compare the Q1 2007 operating expenses from a continuing operations basis and the pro forma OEM division expenses from Q4 2006 for our 8-K filing on February 20 of 2007. The Q4 2006 pro forma financial statements in the February 20, 2007 Form 8-K illustrate the OEM division-only operating expenses, as if the February 8, 2007 consumer division sale had occurred at the beginning of the fourth quarter.

Sales and marketing spending decreased from $4.6 million in the fourth quarter of 2006 to $4.2 million in the first quarter of 2007 due to a decrease in revenue. General and administrative spending increased to $3.8 million in the first quarter of 2007 from $2.4 million in the prior quarter.

G&A expenses were reduced by $1.0 million in the fourth quarter of 2006 due to the receipt of a non-recurring—or several non-recurring settlements related to DRAM class action litigation. The additional increase in GNA expense is primarily due to increased cost for setting up our Malaysia facility and for global tax corporate tax structuring—restructuring charges.

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

Research and development spending increased to $3.7 million in the first quarter of 2007 from $3.4 million in the primary—prior quarter, due primarily to an increase in payroll costs from our expanding global research and development efforts related primarily to our OEM Flash product lines.

Capital expenditures were $4.1 million during the first quarter of 2007 and depreciation expense was approximately $1.0 million during the quarter. The capital expenditures primarily related to new production equipment purchased for the Malaysian production facility. We are currently forecasting second quarter of 2007 results to range from revenue of $41 million to $43 million and diluted EPS of 1 to 3 cents.

Thank you for joining us today. This concludes our prepared remarks. And now Manouch, Mitch and I would like to open up the call for any questions.

Operator	At this time, I would like to remind everyone in order to ask a question press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q & A roster.

Your first question comes from Daniel Gelbtuch with CIBC.

Daniel Gelbtuch:

Hello guys. Can you give me some color on what’s going on in the second quarter — that we’re seeing this downfall and what’s the shortfall on the EPS side going to come from? What should we look for in terms of gross margin and max of the revenues?

Manouch Moshayedi:

We think that — number one, our large customer for DRAM is not coming back this quarter. Still has got — pretty much really still looking into the inventory work down at that customer. At the same time, price of DRAM has

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

come down significantly since the beginning of the quarter. Also price of Flash is down.

So what we are seeing across our industry — we are seeing prices coming down and the volumes—even the volumes are keeping up. The price of DRAM and Flash have come down so much that no matter how much volume we ship out the revenue doesn’t come out to that level especially after our large customer in DRAM has gone away. So but on margin-wise we think that margin should stay pretty stable to what we had in the first quarter.

Daniel Gelbtuch:	Now as far as this customer — the DRAM customer that’s gone away — you expected that customer to come back. Any indication whether the client is coming back — July, August, September?

Manouch Moshayedi:

Well we are hoping that by the end of this quarter they’ll be out of that inventory. And we have qualified quite a few new SKUs at the customer also. And we’re hoping that by July-August time frame that we’ll pick up again.

Daniel Gelbtuch:	Okay. And on the Flash side — what’s going on the Flash side? What do you expect the mix to be revenue wise?

Manouch Moshayedi:	I think revenue for this quarter will be somewhere around I think 50-50 for second quarter — between Flash and DRAM. Still the customers are all (unintelligible).

But I think most importantly is that in the past five months now we have qualified our ZeusIOPS and Zeus class product lines at a lot of new enterprise server customers — major OEMs. And we’re seeing significant in-roads in terms of qualifying our parts in there.

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

And we’re getting nothing but rave reviews of our product line. So we think that somewhere around Q4 of ‘07 and going into Q1 of ‘08 we will start seeing significant revenues out of that product line.

Daniel Gelbtuch:	Okay. And what about any full year guidance at this point? Or any indication where we should be thinking of?

Manouch Moshayedi:

We don’t have a full year guidance at this point simply because we don’t know where the DRAM prices are going or where the Flash prices are going for the rest of the year. However, I can just tell you that we as a company — everyone is extremely enthusiastic about what is happening with customer qualifications in the solid state drive business.

Daniel Gelbtuch:	Okay. Thank you.

Manouch Moshayedi:	Thanks.

Operator:	Your next question comes from Sal Kamalodine with B. Riley & Company.

Sal Kamalodine:	You mention a partnership—or a potential partnership to get into PCs with your solid state drives. Are you currently talking to anyone? Are you in discussions with anyone at this point?

Manouch Moshayedi:	Yes.

Sal Kamalodine:	Can you give us any details?

Manouch Moshayedi:	No.

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

Sal Kamalodine:	Okay. Is your expectation that you could potentially have something during this calendar year?

Manouch Moshayedi:

Well the thing is — it should happen during this year because most—same kind of the companies who want to get involved in the SSD business — they want to get in there and be one of the first ones in some of these accounts. So I think there is some sort of a priority for them also to get a deal like this done. So we are hopeful that by the end of this year we’ll probably have something.

Sal Kamalodine:	And what type of arrangement would a partnership take? What would you be paid for and what kind of transfer of IP would take place between you and the partner?

Manouch Moshayedi:	We don’t know any of that yet. So hopefully within the next few months we’ll have some more detail.

Sal Kamalodine:

Okay. On the DRAM side of the business, can you give us a high level view of where you’re taking that business and what you’re doing to diversify away from HP and Intel-based servers in general? And if you see an opportunity in blade servers — if you guys have a product line prepared for that? And just broadly speaking — what are you doing to turn that into a real business?

Manouch Moshayedi:

Well actually we don’t know if that is something that we want to be growing as much as the rest of our business. Our SSD business and solid state ZeusIOPS drives are what’s driving our business today. We have over 100 engineers that are working on just that one application. And we think that the future of the company will be looking into growth of the SSD products as a whole.

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

So I would say that most of our sales people are also sales marketing. Everyone is concentrating on trying to qualify in SSD drive markets — trying to advance that part of our business more than anything else. So at this point everything that we are doing is directed to the SSD markets.

Sal Kamalodine:	So given this is there any way you can monetize the DRAM business and perhaps exit it completely? Is that something that can be separated from the Flash business?

Manouch Moshayedi:

Well that would be a very difficult task because that — we are selling DRAM to the same customers as we sell our Flash product line. So and the sales—same sales people, same organizations — everyone is involved in it. So it would be very tough to do such a thing. We are basically providing DRAM today to our customers as a extra service.

Sal Kamalodine:	Okay. And final question — with your large networking customer, can you give us an update on what your market share is there and what your outlook is with that customer for the rest of the year?

Manouch Moshayedi:

Well for now we are almost 100% of the total tally with that customer. And we are hopeful that we can stay that way for the foreseeable future. We do have a very customized product line, and customers control it for these stacks of customers which they do appreciate. And there’s been a lot of talk and a lot of competitive want to get into these type of customers.

It’s just very tough for them if they’re just using a consumer level type of controller and buying it on a—from those type of companies to try to get into the networking area. So we are trying to hold our own and I think we are—for now we are doing a good job.

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

Sal Kamalodine:	Okay. And so the real final question — if you look at your long term model 40% gross 20 operating margin — is that still something that you think is achievable?

Manouch Moshayedi:

I think with the—with what we are seeing in SSD and especially the ZeusIOPS group — and the feedback that we’ve gotten in the past four or five months from very large customers — we think that that is a huge product line for us. And it will be—and in years to come, it will be fueling our growth.

Sal Kamalodine:	Okay. Thanks.

Manouch Moshayedi:	Thanks a lot, Sal.

Operator:	Your next question comes from Rich Kugele with Needham & Company.

Rich Kugele:

Thank you. A couple quick questions — first from a pricing standpoint, the system OEMs that you’re targeting for your SSD have typically put pressure on the drive companies — anytime their gross margins got north of low to mid 20s.

As SSDs start to penetrate those customers, do you think that you’ll face the same type of pressures and what type of offsets do you think you have incorporated into your product to get you those type of gross margins you just were talking about?

Manouch Moshayedi:

Yes. Our product lines are quite customized. And it’s not something that we are getting against someone else in the central customers. So there are two types of customers. They can either use our ZeusIOPS drives or they can use anybody’s drive.

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

If they have seen the technology work for them and be able to save their money at the end of the day, they will go with the ZeusIOPS. ZeusIOPS is a fantastic product line that replaces many, many, many drives — up to a couple of hundred drives at a time.

So the savings that these customers get on a long term basis in terms of not buying chassis or frames or real estate or extra electricity cost and things like that — they save that much money on it that they would want to buy a ZeusIOPS instead of buying a couple hundred hard drives. I understand what you’re saying that they’ve driven the price of the drives down over the years.

However, that was a very commodity type of product line. This is not commodity — at least it’s not now a commodity. And it will be very tough to -- we think that we are a couple of years ahead of the next competitor down there to get to the ZeusIOPS drive.

So we are hopeful that we will be able to maintain our leadership in the (unintelligible) technology. We don’t see anybody in this market who is concentrating so much R&D just to do this one enterprise server market business. So they sort of stay high into the output type of a plan.

Rich Kugele:

Sure. And just following up on that — as Zeus is gradually more and more accepted, do you think that they’ll look for a second source? And then in that case would you license it out so that there could be dual sourcing for your customers?

Manouch Moshayedi:

Well what you’re talking about is still a couple years away from now. And then God knows where we are at that point. But of course we are ready to service our customers and what they need and like (unintelligible) their needs.

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

And that’s why we’ve been able to upgrade so fast in 17 years. So we’ll have to see what customers need at that time.

Rich Kugele:	Okay. Thank you very much.

Manouch Moshayedi:	Thanks a lot, Rich.

Operator:	Your next question comes from Richard Shannon with Northland Securities.

Richard Shannon:	Well hi guys.

Manouch Moshayedi:	Hi, Richard.

Dan Moses:	Hi, Richard.

Richard Shannon:	Hi. A couple questions about Flash — it seems implied in your guidance that Flash revenues will come down somewhat in the second quarter versus the first quarter. Is that correct?

Manouch Moshayedi:	Versus the first quarter yes, but we still think that the—going into the fourth quarter and beyond, the Flash revenue will overtake the DRAM business that we’re doing and then it will be quite robust.

Richard Shannon:	But it won’t be until the fourth quarter that that happens?

Manouch Moshayedi:

Yes. Right now we are seeing obviously the price of Flash has come down a lot. And the applications that we are in haven’t changed too much. So it will take a couple quarters more in order for the new applications of Flash to come up and see significant revenue increase.

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

When the price of Flash drops, you cannot just immediately ship that much more Flash in order to offset the price of—that price drop in Flash. So you will have — obviously it will help us on the long run to get more applications -- take Flash as a whole. But it will take a couple of quarters for that to happen.

Richard Shannon:

Okay. Embedded within your expectations of Flash revenues for the second quarter, what do you think about that in terms of units? Is there going to be some growth there? And if so if you can relate to us roughly how much you think there?

Manouch Moshayedi:

Right. There is significant growth in the unit volume as I mentioned at the beginning. We are seeing the unit volume grow. But the prices have dropped so much more than the unit volume growth has not offset it yet. Currently the outlook for us is that it will in the next couple quarters.

Richard Shannon:	Okay. And then given the fact that you’re expecting a good environment for Flash unit growth, wouldn’t it be safe to assume that your gross profits from Flash would grow because of that?

Manouch Moshayedi:	Well if the—it all depends on the mixture of our product line that we are selling. We are definitely expecting all SSD and the ZeusIOPS product line to pick up at the end of this year.

So once we have that, we project a higher cost—a higher gross margin type of business for us than the regular Flash or the DRAM business. As that portion of our business grows, obviously we are expecting that our profit margins will also.

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

Richard Shannon:

Okay. And you have mentioned in the past an expectation roughly speaking for the kind of ZeusIOPS range of SSDs to be roughly $5 million to $10 million in the year 2007. Is that still your expectation?

Manouch Moshayedi:	Yes. I think we’ll probably beat that number.

Richard Shannon:	You think you’ll beat that number?

Manouch Moshayedi:	Yes.

Richard Shannon:

Okay. Great. And then last question for me is — you mentioned your ASPs were down in the first quarter. I noticed also the densities went down. Can you illuminate us as to what was going on? There was this mixed shift between customers or between products, or can you just relate to us how that—what was going on there?

Dan Moses:	Yes. As far as the ASPs, that was driven primarily by the—just the drop in component prices. So if you’re selling the same capacity obviously the AFPs are going to be coming down.

As far as overall megabytes that’s a blended number of both DRAM and Flash. And so as we — I think the mix of units moved more—a little bit more towards Flash as we didn’t have a lot of sales to the—one of our bigger DRAM customers.

But historically our Flash products going into com and casino gaming — voting machines are usually pretty small — 5 to 12 megabyte and below — compact flash cards and ATA Flash cards. So you’re seeing a little bit more mix from that product and not as much of the higher capacity DRAM. So that’s the primary reason for the drop in capacity.

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

Richard Shannon:	Okay. Great. Thanks a lot guys.

Manouch Moshayedi:	Thank you.

Operator:	Once again, I would like to remind everyone in order to ask a question press star 1 one your telephone keypad.

Your next question comes from Gordon Johnson with Lehman Brothers.

Gordon Johnson:	Hey guys. Can you talk a little bit about I guess the inventory billed in the quarter and how we should look at that tracking going forward?

Dan Moses:	Inventory built from us internally or…

Gordon Johnson:

Well just—I’m looking at the inventory days. I’m sorry. Can you just talk about I guess the inventory days? It looks like they’re at historically high levels and I guess that would be associated with your DRAM customer. I know that the second quarter is going to remain tough, but how should we look at that trending in the third and fourth quarter?

Manouch Moshayedi:

Yes. The inventory should come down in comparison to our revenue as we move forward. We are working through one of our inventories that we had bought in the fourth quarter of last year and the first quarter of this year.

And the Flash that — if you remember, we bought a good quantity of Flash as a long term—a last time buy from Samsung. And we are working through that. And we believe that that will be finished in the next three to four months.

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

So we will be out of that Flash. And also the DRAM that we had bought — that’s going to be worked out also within the next couple of months. So I think at the end of Q2 or Q3 you will see that our inventory level will come down to a point where it’s probably 10 or 12 times a year.

Dan Moses:	Yes. It’s already significantly down from the end of the quarter till now, too. We’ve been working on trying to get it turning a little faster.

Gordon Johnson:	Okay. So should we expect I guess some benefit from HP to kick back in in the third and fourth quarter? Or should we look at that being gone altogether?

Manouch Moshayedi:

No. We can just tell you what we are being told. So we’ve been told that somewhere around end of this quarter or beginning of next quarter they will come back. We’ve had these type of outlooks before. We’ll see.

Unfortunately we were in certain product lines only we had picked the very products that were needed in case of restacking — and — unintelligible stacking that we were in. And in those product lines they had a significant amount of inventory. We’ll see if they’ll come back by July-August of this year.

But in the meantime we have stacks. Still we’ve qualified quite a few new products also non-stack products at HP. And we’re hoping that we can gain some revenue back from those products also.

Gordon Johnson:

Okay. And then just I guess moving to Cisco, the other large customer — given that you guys are about 100% of their TAM, would it be safe to assume that maybe — it appears that maybe some of these other customers may not be able to get in. But I guess they’re aggressiveness may pressure pricing. Maybe we’ll see some further ASP declines before things get better?

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

Manouch Moshayedi:	Well again we only do a very customized type of product line at Cisco. And there are a lot of competitors that obviously want to get into these types of accounts as a whole.

But going through the evaluation system that a customer of this magnitude has, it’s not as easy as people think. If people say that, “I want to get into this account,” it’s not as easy as people think.

So we think that we still have significant in-roads to add Cisco and we’re — I think we’re doing a great job for them. And they’re a fantastic customer for us.

Gordon Johnson:

Sounds good. It looks like I guess operating expenses were a little higher than expected. Should we attribute the majority of this to the ramp up of the Malaysian facility? And then I guess how would you guys…

Manouch Moshayedi:

We had put it in our press release that we had about — I think altogether it was about 1 million bucks and $.5 million after taxes — or maybe $900,000 of $.5 million of those after taxes that we had spent on the type of expenses that were not going to impact our revenue or profits this quarter.

So we are thinking that maybe as of next quarter on we are going to pro forma those on the side so you can see exactly what the costs are of setting up the Malaysian facility. The Malaysian facility will have expenses associated with it. But it will not become a totally efficient and productive site for us until somewhere around first quarter or second quarter of next year.

So we will continue to see these types of things. Plus we are spending a good amount of money on putting the tax structure together—our international taxes structure, given that we try to get our taxes down. And that’s going to cost us

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

$.5 million or so the end of this year that will benefit us over the years going forward.

So we have lots of expenses like that that are happening today which are not for this quarter or next quarter’s sake. It’s still for the next 20 years-30 years of business.

Gordon Johnson:	Absolutely. And when should we expect the tax benefit? I guess we have previously expected it the first quarter of ‘09. Is there any update on that?

Manouch Moshayedi:

Yes. I think again somewhere around ‘09 will be the time that we will be fully shipping to our major customers out of Malaysia. And it is our choice when we actually enact that—those 15 years. So we think that maybe 2009 will be the best time to—for us to start it.

Gordon Johnson:

Okay. And it looks like I guess this is my last question. Sorry to take up so much time. Looks like you guys are really potentially gaining some traction here with these SSDs, the ZeusIOPS and the other derivative product.

These are higher margin products. So how should we I guess consider the gross margin impact starting to kind of trickle in from I guess new product things and customer wins that you have announced there?

Manouch Moshayedi:

Yes. I think once we actually see some revenue out of these product line -- which we would say that it’s somewhere around fourth quarter of this year going into first quarter of 2008. So around that time we will start seeing our (unintelligible) gross profit margins go higher than what they are significantly.

Gordon Johnson:	All right. Thanks a lot, guys.

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

Manouch Moshayedi:	Thank you, Gordon.

Operator:	Your next question comes from (Parnay Radharia) with Deutsche Bank.

Manouch Moshayedi:	Hello, Parnay.

(Pranay Laharia):	Hi, guys. Dan, what did your Flash units do 2Q and Q — and I missed what you said about the transfer 2Q?

Dan Moses:	Yes. I’ll have to ask — let me come back to it. The Flash units for Q1 ‘07 were about $840,000. I have to look up Q4.

(Pranay Laharia):	Okay.

Dan Moses:	What was the second part of the question?

(Pranay Laharia):	And what are the plans for second quarter?

Dan Moses:

We think that the units will probably be up a little bit in second quarter. But probably more pressure on AFPs just because of the price drop that happened throughout the beginning of this year pretty consistently. So I think we expect the units to be up in Q2.

(Pranay Laharia):

So help understand how the Flash pricing works for you. What pricing of your Flash customers do a long term prices versus the pricing that require you to pass along component cost settings? I got the impression from earlier conversations that it’s about 50-50. But it seems like it’s more by (unintelligible). Does that require you to pass along the savings?

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

Manouch Moshayedi:

Well the thing is most of the customers don’t — in our business, long term means a month. Long term doesn’t mean years. So when the customers say, “Okay, let’s set up a monthly pricing,” or quarterly pricing even — we do set it up.

However, during the quarter if the prices go down significantly again, the customer will come and ask to see whether or not we can help them out in pricing. So even with the long term customers — depending on how good of a relationship we have with them — they will ask us for pricing and we will give them a pricing concession.

(Pranay Laharia):	So will 2Q pricing then go up? Because it seems like non-contract prices have stabilized and maybe even gone up on a 1Q level.

Manouch Moshayedi:	The thing is it doesn’t really work on the other side.

(Pranay Laharia):	Okay.

Manouch Moshayedi:

So it’s a one way street with customers and non flow pricing. Unless this SLC pricing stays the same as it is today and stays strong, we will probably have to go through a couple quarters before we can go back to the customers and raise our pricing.

(Pranay Laharia):	Okay. And then what trend do you expect for stacked and non-stacked business in the second quarter separately?

Manouch Moshayedi:

Stacked business at networking customers is pretty stable, because there’s a lot going for the DDR2 and they’re not going with the standard (unintelligible) have a better time. So because it’s customized and it is a stack,

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

that part of our business will still stay as it is today. We’ve done $20 million this quarter?

Dan Moses:	No. Stacked we’ve done $11 million.

Manouch Moshayedi:	So we’ve done $28 million of stacked business in Q4 of last year. And now we’re down to $11 million. And all $11 million is basically net working customers at this point.

(Pranay Laharia):	Okay. And then you expect that to remain stable in 2Q?

Manouch Moshayedi:	Yes. It is pretty stable.

(Pranay Laharia):	So most of the decline then in Q2 will come from the non-stacked business?

Manouch Moshayedi:

Most of the decline will come from ASP decline with components. Because DRAM components have gone down tremendously. When we talked last time, when we announced our first quarter I believe, four to five 12 megabit chips of DRAM were somewhere around $4.50.

Today they are $1.90. So we’ve seen a significant drop in price of DRAM and that has definitely affected our revenue. In terms of number of units of stacked, I’m not sure — I think we sold—I think we’re just down a very small amount from Q4.

Q4 of ‘06 we had done 145,000 and Q1 we did 120,000 and then the other 25,000 — yes. But the ASPs are half as what they were. They were $195 a piece in ‘06 and today they are 95 bucks a piece.

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

(Pranay Laharia):	Okay. And then what were the gross margins in the first quarter by each segment for Flash? And then stacked DRAM and non-stacked DRAM?

Dan Moses:	Yes. The standard memory was about 10%, Flash was about 48%, stacked was about 12% and then the other category is 85% — which is mostly service business.

(Pranay Laharia):

Okay. And then just lastly on ZeusIOPS — how many customers is your ZeusIOPS product now qualified at? And how many additional customers are currently in the qualification process? And did I get the impression that the bulk of the ramp for ZeusIOPS this year — the $10 million — was going to be in the fourth quarter?

Manouch Moshayedi:

That’s right. Right now, people have been — we shipped out to about 50 customers in December of last year — one piece each. And they’ve come back with a lot of questions. And they’ve been grabbed by the technology and now they’re asking for larger sample units.

So right now we’re in the process of sending out larger sample units to the same customers. This qualification process I would say will take very well into the—into Q3 area for most of these customers. So at this point even though we are talking to a lot of customers — they all love the technology — we are still in the qualification stages.

But the good thing is we see extreme positive out of this thing is the fact that they are still continuing. And they’re committed to continue to qualify these parts in their system.

(Pranay Laharia):	Excellent. Thank you, guys.

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

Manouch Moshayedi:	Thanks a lot.

Operator:	Your next question comes from Pierre Maccagno with Needham.

Pierre Maccagno:

Hi, Manouch and Dan. Both questions have been answered already. But maybe you can give us some idea of — like what other type of new business opportunities do you see coming up within the next couple of quarters?

Manouch Moshayedi:	Well…

Pierre Maccagno:	Specifically deals there?

Manouch Moshayedi:

Yes. Well they’ll be mostly in enterprise server markets. We have seen businesses who even make very high end film cameras come and ask for a Zeus type of product line. Suddenly we see huge opportunities in the Zeus category and the ZeusIOPS category of our business.

And the applications are just growing tremendously just because starting last year, the price of Flash dropped. And then there was a lot of talk about solid state drives. And it looks like everybody’s excited about going to solid state drives — definitely the customers that we have approached.

And they have had the opportunity to take it if it’s our technology. They have had significant efficiencies built into the systems because of the ZeusIOPS class of products. So the excitement about it — we think that once this thing is qualified at customers, the volumes will be significant.

Pierre Maccagno:	So it’s going to be mostly solicited at the same price — or the new business opportunities?

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

Manouch Moshayedi:	That’s true.

Pierre Maccagno:	Okay. Thanks.

Manouch Moshayedi:	Thank you.

Operator:	Your next question comes from Tom DiBella with Turner Investment Partners.

Tom DiBella:	Good afternoon.

Manouch Moshayedi:	Hello, Tom

Tom DiBella:

Maybe you can help me understand something since I’m a little new to this company. But you mentioned prices of I think $45 in the fourth quarter average selling prices and $39 this quarter. That’s a significant drop obviously. Is that for all your products or is that just for a certain section?

Manouch Moshayedi:	That was across all of the products. But for example, one significant product line for us was the stacked memory. And in stacked memory our ASP dropped from $195 a piece to $95 a piece.

We shipped out 120,000 units in the Q1 and we had shipped out 145,000 in Q4. So the number of units only dropped 25,000 but the price went to half of what it was.

Tom DiBella:	Okay. To try to get some idea as to when this decline will end, could you give us a feel as to — are there any products there that you’re losing money on a cash basis?

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

Or is the industry losing money on a cash basis so you would have a pretty good feel that the decline might stop in a quarter or so? Or it’s not going to go significantly lower? Or are you still making good money in all your products?

Manouch Moshayedi:

We are still making — obviously margining all of our products when we sell them. However, the DRAM pricing has been significantly going down on a decreased type of a curve since the end of the first quarter and even into the first quarter.

And there is really no indication that the prices are flaming up right now. I would say the next time that you will see and firming of DRAM prices will be in late July-August time frame when they’ll be building for the Christmas season — end of the year season will happen.

Tom DiBella:	Okay. So you really can’t say then that that average pricing of $45 to $39 can’t be $35 or something next—for this quarter?

Manouch Moshayedi:	Well it’s for this quarter that we’re in?

Tom DiBella:	Yes.

Manouch Moshayedi:	I don’t know if it’s too much farther down from $39.

Tom DiBella:	Okay.

Manouch Moshayedi:	It must be hovering from around the same area as first quarter time frame, just because we are shipping out—delivered more of a higher end product line. But we think that as we go into Q4 and…

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

Tom DiBella:

Okay. But what percent of your — you mentioned that if you have a longer term contract these customers will come to you and ask for some relief. What percent of your people did you give relief to in the first quarter and what percent more or less to ask you?

Manouch Moshayedi:	Well I mean selling is not a percent here, percent there.

Tom DiBella:

Right, I know. No, no. I mean in terms of if you have 100 customers and that are long term contracted — 12 of them come to you and ask for relief in the first quarter, and you’ve got another theoretically 88 more to go or what?

Manouch Moshayedi:	I don’t have the exact number of customers who asked us. But this is a continuous effort thing.

Tom DiBella:	Right.

Manouch Moshayedi:	Everyday we talk to customers. We are in customers all the time. So it’s all up to our salespeople what they feel that they should be doing in terms of pricing with us. So I don’t have exact…

Tom DiBella:	Right.

Manouch Moshayedi:	…how many customers at this—how many customers asked right now.

Tom DiBella:	Okay. Thank you.

Dan Moses:

And Tom, the other thing that you need to consider, too — as we start to ship later in the year more of the SSD products — right now our average Flash price it’s mostly the lower capacity products going into communication, gaming, voting machines.

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

It’s usually $30 average price. SSD high throughput product could be anywhere from $5 to $15,000 ASP for one item. So it’s going to completely change the overall ASP structure of the company once we start to layer on top of our existing business these high-dollar ASP products as well.

Tom DiBella:	Okay. Thank you.

Manouch Moshayedi:	Thank you, Tom.

Operator:	Your next question comes from Sal Kamalodine with B. Riley & Company.

Sal Kamalodine:	A couple follow-ups — if you look at your DRAM business — is that profitable?

Manouch Moshayedi:	I think…

Sal Kamalodine:	In an environment like the one we were in in Q1 — is that a profitable business still?

Manouch Moshayedi:

Well profitable after all of the expenses — probably not. But at the end of the day we do have certain overheads that have to be paid for in terms of my (manufacturing) plant, and depreciation of those plants and everything else.

And we take on the DRAM business to basically subsidize some of those at least. If they are not profitable, they are marginally not profitable — so in terms of net basis. But in terms of gross profit they are still profitable.

Sal Kamalodine:	Right. Okay. How much in revenue did you get from the Zeus product line in the quarter?

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

Manouch Moshayedi:	I think probably $1 million — $1.5 million possibly.

Dan Moses:

Yes. I don’t have it in front of me. But it’s not significant. It’s definitely going to be growing each quarter. It’s probably close to $1 million in Q1. Q2 looks like it’s going to be significantly better than that.

Sal Kamalodine:	Okay. And in the VOD server customer that you announced recently — how is that customer going to ramp throughout the year?

Manouch Moshayedi:

Well actually funny you should say that. Because the customer has come back and now wants larger volume for qualification across their platforms. So we’re right now in the process of building some more parts. And we think that by the end of this year also customers like that will pick up significantly.

Sal Kamalodine:	Yes. And just so we’re thinking in the right order of magnitude, how would you qualify large order from a VOD server customer unit-wise?

Manouch Moshayedi:	100 units would be a large order. Because when we are talking about 100 gigabyte double drives.

Sal Kamalodine:	Right. That would carry what kind of ASP again?

Manouch Moshayedi:	ASPs — 100 gigabyte would be probably somewhere around 8,000 to 10,000 bucks.

Sal Kamalodine:	Okay. Got it. And then can you break down the $490,000 impact from the Malaysian facility in terms of — if that was related to engineers and what else that went into?

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

Dan Moses:

Yes. It’s across the board. It’s — so far we’ve mostly put in place the management across all levels. So the general manager, the head of the operations group, head of quality, head of finance, head of HR. And so initially you’re spending quite a bit to put the management structure in place.

Our rent on the facility and then we’re starting to — we’ve been configuring and putting up the initial three lines of manufacturing equipment. So there is some depreciation starting to kick in as well over there.

So it’s kind of across the board. It’s a mix. When we started to add the actual head count for the lines, it’s not nearly as significant because obviously the labor costs were much, much lower when you get into the line workers over there.

Sal Kamalodine:	Okay. Thanks.

Manouch Moshayedi:	Thank you.

Operator:	Your next question comes from Jill Mastoloni with Catapult.

Jill Mastoloni:

Hi guys. I sort of dialed in late, so I apologize if you’ve asked this question. But regarding inventory — it does look like your inventories did uptick. Is there any risk with the decline in memory pricing that you would have to take a write off of that inventory?

Manouch Moshayedi:

Right now we’re not thinking that we’re going to need to write off inventory. But — and our inventory for at the end of first quart—second quarter will definitely be significantly lower than the first quarter.

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

We’ve been working through our inventory. And we think that by end of third quarter we’ll still work that inventory down further where we can do about a 12 time turn in a year.

Jill Mastoloni:	Do you see your inventory below 100 days exiting this quarter?

Dan Moses:

Yes. It should be right around a quarter’s worth of inventory if I had to make my best guess at it. Yes, so maybe one quarter’s cost of sales. So maybe you’re looking at $90 to $100 at the end of this quarter.

Jill Mastoloni:	And what is the makeup of that inventory? Is it mostly DRAM at this time or how would you describe it?

Dan Moses:

It’s a mix. It’s a mix across the board DRAM/components, boards, resistors, caps — everything. It’s a normal mix. As Manouch alluded to — you may not have been on — there are a couple of areas that we’re trying to work through. I think we’ve already made good progress this quarter as far as inventory that we bought end of last year for one of our big DRAM customers who…

Jill Mastoloni:	Right.

Dan Moses:

…hasn’t been buying as much. So we’re trying to work through that. And then as we did a conversion from our J controller to our M controller for our Flash products, we had to take a six—eight month supply in order to bridge the transition.

So that’s being worked down and continues to be worked down. So by the end of this quarter we’ll have most of those two issues will be worked around.

Jill Mastoloni:	All right.

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

Manouch Moshayedi:	I said I mentioned 12 times 10 and I went 6 times 10 during the year.

Jill Mastoloni:	Okay. All right. Thanks, guys, and good luck in some of the new product developments you have.

Manouch Moshayedi:	Thank you.

Dan Moses:	Thank you.

Operator:	Your next question comes from Richard Shannon with Northland Securities.

Richard Shannon:

Hi. Just wanted a quick follow-up — Manouch, you made a comment — I can’t remember if it was in regards to the question — but you mentioned that when price of Flash goes down it doesn’t necessarily drive elasticity of demand for that application for that customer at that point and time, but opens up new applications for you.

Given that we’ve seen such a big decline in Flash during the first quarter of the year, what are kind of the next applications out there that are going to be opened up by this new round of Flash price declines? What can we look at if we see another 40% decline throughout this year or getting into next year? What do you see as kind of the next one to open up for you?

Manouch Moshayedi:	So we are seeing more and more of the networking guys coming across, number one. Number two, we are significant in-roads into the gaming sector.

So a couple of our largest customers today are now — they make video poker machines and then other gaming type of machines — and also into voting type of products. So everyone is—everybody in every industry that we’re seeing —

SIMPLE TECH

Moderator: Mitch Gellman

05-14--7/3:30 pm CT

Confirmation # 6381080

small or large products that they build — they’re now trying to integrate Flash into it.

Richard Shannon:	Okay. Great. Thank you very much.

Manouch Moshayedi:	Thanks a lot.

Operator:	At this time, there are no further questions. Gentlemen, are there any closing remarks?

Manouch Moshayedi:	We would like to thank you for continued support and thanks for participating in this call. Thank you.

Operator:	Thank you. This concludes the STEC Q1 2007 Earnings Conference Call. You may now disconnect.

END